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G:\North America\Stamford Data\SLB Legal
Compliance\Legal\FUNDS\#tcl\2002\annual
meeting\02AnnualMtgMinutes.doc
               ANNUAL MEETING OF SHAREHOLDERS

                             OF

             TRAVELERS CORPORATE LOAN FUND INC.



The  Annual  Meeting of Shareholders of Travelers  Corporate

Loan  Fund Inc. (the Fund), a Maryland corporation, was held on Monday, January 18, 2002, at the offices of the Fund, 125

Broad Street, New York, New York at 9:00 a.m.



Mr.  Glenn Marchak, Vice President of the Fund, presided and

Mr.  William  Renahan,  Assistant  Secretary  of  the  Fund,

recorded  the  minutes. Acting as Inspector of Election  was

Ms.  Christine  Damato of Smith Barney Fund Management  LLC,

the Fund's administrator.



Mr.  Renahan presented to the Chairman a copy of the  Notice of  the Meeting of Shareholders sent to all shareholders  of record  as  of  December 6, 2001. The Chairman directed  Ms.

Damato  to include a copy of the Notice with the minutes  of the  Meeting.  Mr. Renahan then presented to the Chairman  a certification  from  PFPC Global Fund Services,  the  Fund's transfer  agent, to the effect that at the close of business on  November 26, 2001, the Record Date for determination  of shareholders  entitled to vote at this meeting,  there  were

9,781,666.667 shares of the Fund outstanding and that at the

Meeting   there  were  present  or  represented  by  proxies

shareholders owning 6,546,975.61 shares.



The  Chairman announced that a quorum was present and called the  Meeting  to  order. He then referred to  the  following formal documents relating to the Meeting presented to him by

Mr. Renahan:

               -Notice of Meeting dated December 6, 2001.

               -Proxy Statement dated December 6, 2001.

               -Affidavit of PFPC Global Fund Services, the Fund's transfer agent, certifying to the mailing of these documents to record shareholders entitled to vote at the Meeting.

The Chairman instructed that a copy of each of the foregoing

be  filed  with  the  Fund's records of this  Meeting.   The

Chairman also indicated that a list of shareholders entitled to  vote at the Meeting was available upon request.  He then recommended  that  a  reading of the Notice  of  Meeting  be waived.  There was no objection expressed by anyone present.



The Chairman then stated that the purpose of the Meeting was to:  consider a change in the Fund's investment  restriction regarding the issuance of senior securities (Proposal 1) and to elect three (3) Class II Directors (Proposal 2).



The  Chairman  stated that Proposal 1, as described  in  the

Proxy  Statement,  was to consider a change  in  the  Fund's investment  restriction  regarding the  issuance  of  senior securities.  The Chairman thereafter requested the Inspector of  Election  to  cause a vote to be taken  with  regard  to adjourning the shareholder's meeting to February 1, 2002  to permit further solicitation of proxies with respect to  such

proposal   Proposal  1.  The  Inspector  of  Election   then

conducted  the  vote and reported to the Chairman  that  the votes had been cast as follows:



            Percent    Shares   Percentage    Shares   Percentag
   Shares    age of     Voted       of                   e of
 Voted For   Shares    Against    Shares    Abstained   Shares
             Voted                 Voted               Abstained
 3,606,374   89.09%   344,631.2    8.51%    96,799.00    2.40%
    .35                   7



Upon motion duly made and seconded it was:

               RESOLVED: That, with respect to the  proposal

               to  change  the Fund's investment restriction

               regarding issuance of senior securities,  the

               shareholder's   meeting   be   adjourned   to

               February   1,   2002   to   permit    further

               solicitation of proxies with respect to  such

               proposal.


The Chairman then stated that the next item to be considered was  the  election  of  three (3) Class  II  Directors.  The

Chairman  thereafter requested the Inspector of Election  to cause  a  vote  to be taken with regard to Proposal  2.  The

Inspector  of Election then conducted the vote and  reported to the Chairman that the votes had been cast as follows:




                           Percentag    Shares    Percentag
Name             Shares       e of      Voted        e of
                Voted For    Shares     Against     Shares
                             Voted                  Voted
Robert      A. 6,479,299.    98.97%   67,676.00     1.03%
Frankel            61
Heath       B. 6,480,998.    98.99%   65,977.00     1.01%
McLendon           00
George      M. 6,474,725.    98.90%   72,250.00     1.10%
Pavia              61

The chairman thereupon declared the election of each of the nominees to be approved and accepted.

There being no further business, upon motion duly made,

seconded and unanimously carried, it was:

     RESOLVED: to adjourn.




William Renahan
                                   Assistant Secretary